Exhibit 99.1
Press Release Dated October 16, 2007

NEWS RELEASE
October 16, 2007

Farmers Capital Bank Corporation Announces Increase in Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq:  FFKT) (the “Company”) reported income from continuing operations of $13.7 million for the nine months ended September 30, 2007, an increase of $2.5 million or 22.7% compared to $11.2 million reported for the nine months ended September 30, 2006.  Basic and diluted income per share from continuing operations was $1.75 for the current nine months, an increase of $.24 or 15.9% compared to $1.51 a year earlier.  For the three months ended September 30, 2007, income from continuing operations was $4.2 million, an increase of $874 thousand or 26.6% compared to $3.3 million for the same period in 2006.  Basic and diluted income per share from continuing operations was $.54 for the current three months, an increase of $.09 or 20.0% compared to $.45 in the same three-month period a year ago.

Net income was $13.7 million for the nine months ended September 30, 2007, an increase of $1.2 million or 9.9% compared to $12.4 million reported for the nine months ended September 30, 2006.  Basic and diluted net income per share was $1.75 for the current nine months, an increase of $.07 or 4.2% compared to $1.68 a year earlier.  For the three months ended September 30, 2007, net income was $4.2 million, an increase of $411 thousand or 11.0% compared to $3.7 million for the same period in 2006.  Basic and diluted net income per share was $.54 for the current three months, an increase of $.03 or 5.9% compared to $.51 in the same three-month period a year ago.

Although net income in dollar terms increased 11.0% and 9.9% in the three and nine-month comparisons, respectively, per share net income increased by a lower amount of 5.9% and 4.2%, respectively.  The increase in net income on a per share basis is lower due mainly to the effect of an additional 464 thousand shares issued in connection with the October 1, 2006 acquisition of Citizens National Bancshares, Inc., the parent company of Citizens Bank of Jessamine County (“Citizens Bank”). The number of shares outstanding was also impacted by the Company’s $17.9 million purchase of 559 thousand of its shares during the current quarter through a modified Dutch Auction tender offer and the issuance of 62 thousand shares during the first nine months of 2007 in connection with stock option exercises that were set to expire during the third quarter of 2007.

The operating results related to Citizens Bank, acquired on October 1, 2006, generally increased reported income and expense line items in the current three and nine-month periods compared to a year ago since there are no operating results attributed to Citizens Bank in the comparable periods of the prior year.  Net loans and deposits acquired from Citizens Bank on the date of purchase were $120 million and $139 million, respectively.

In June 2006, the Company announced that it had entered into a definitive agreement to sell its former wholly-owned subsidiary, Kentucky Banking Centers, Inc. (“KBC”), based in Glasgow, Kentucky.  During the third quarter of 2006, the Company also committed to a plan of sale of the Bath County branches of its wholly-owned subsidiary Farmers Bank & Trust Company.  Both sales were closed during the fourth quarter of 2006. Prior period results included herein have been reclassified to conform to the current presentation which displays the financial position and operating results of KBC and Bath County as discontinued operations. These reclassifications had no effect on net income or shareholders’ equity. Unless otherwise noted, the remaining discussion and tabular data relate only to the Company’s continuing operations.

The increase in net income for the three and nine months ended September 30, 2007 was driven primarily by an increase in net interest income that was led by the Citizens Bank acquisition. Net interest income was $14.6 million and $43.6 million in the current three and nine-month periods ended September 30, 2007. This represents an increase of $2.2 million or 18.0% and $6.6 million or 17.9% compared to the same periods a year ago. The increase in net interest income in each period is mainly due to higher interest on loans of $5.0 million or 25.5% (three months) and $16.3 million or 29.8% (nine months), partially offset by $3.3 million or 41.1% (three months) and $11.5 million or 51.6% (nine months) higher interest expense on deposits. The Citizens Bank acquisition accounted for $1.5 million and $4.3 million of the increase in net interest income in the three and nine-month periods, respectively, including $2.5 million (three months) and $7.2 million (nine months) higher interest from loans partially offset by $1.3 million (three months) and $3.9 million (nine months) higher interest expense on deposits.

        Farmers Capital Bank Corporation   *   Page 1 of 4

The provision for loans losses was $595 thousand in the current three-month period, an increase of $342 thousand compared to $253 thousand in the same three-month period a year ago. For the current nine-month period, the provision for loan losses was $429 thousand, an increase of $257 thousand compared to $172 thousand recorded in the nine-month period a year ago. The Company’s nonperforming loans and net charge-offs have trended upward in the current quarter compared to the first and second quarters of 2007, although net charge-offs are still at relatively low levels. Nonperforming loans were $12.4 million at September 30, 2007 compared to $5.8 million, $3.3 million, and $4.3 million at June 30, 2007, March 31, 2007, and December 31, 2006, respectively. The $8.1 million increase in nonperforming loans at September 30, 2007 compared to the prior year-end is due almost entirely to higher nonaccrual loan balances of $8.0 million. Approximately $7.8 million of the net increase in nonaccrual loans since the prior year-end is confined to a relatively small number of mainly commercial credits, with one particular commercial credit secured by real estate contributing $4.8 million of the increase. No loss is expected on the large commercial credit.

The allowance for loan losses was $11.5 million at September 30, 2007. As a percentage of net loans outstanding, the allowance for loan losses was .91% at September 30, 2007 compared to .89% at June 30, 2007 and 1.0% at December 31, 2006. Annualized net charge-offs as a percentage of average net loans outstanding were .10% for the nine months ended September 30, 2007 compared to .095%, .074%, and .11% at June 30, 2007, March 31, 2007, and year-end 2006, respectively.

Noninterest income was $6.1 million and $17.9 million in the current quarter and nine-month periods, an increase of $1.1 million or 22.0% and $2.8 million or 18.8% in the comparable periods of a year earlier. The increase in noninterest income was driven by the previously mentioned Citizens Bank acquisition and the acquisition of the Military Allotment operation of PNC Bank, National Association that occurred during January, 2007. The Citizens Bank acquisition accounted for an additional $381 thousand and $1.2 million of noninterest income during the current three and nine months periods; the Military Allotment acquisition accounted for an additional $866 thousand and $2.6 million of noninterest income during the current three and nine-month periods. The increase in fee income from these acquisitions offset revenue declines experienced in other line items from previously existing operations.

Noninterest expenses increased $1.5 million or 11.3% and $5.2 million or 13.6% for the current three and nine-month periods compared to the same periods a year earlier. The increase in noninterest expenses is due mainly to higher personnel costs and intangible amortization. Salaries and employee benefits were up $756 thousand or 11.2% and $2.4 million or 12.0% in the three and nine-month comparisons, respectively, as the average number of full time equivalent employees rose to 587 from 547 in the three-month comparison and to 585 from 536 in the nine-month comparison. Amortization of intangibles increased $416 thousand or 96.3% and $1.2 million or 89.7% in the three and nine-month comparisons, respectively, and is attributed to the additional customer list and core deposit intangible assets resulting from the Citizens Bank and Military Allotment acquisitions. Combined other noninterest expenses had a net increase of $283 thousand or 5.0% and $1.5 million or 9.5% in the three and nine-month comparisons and occurred across a broad range of categories.  These increases are generally attributed to the Company’s recent acquisitions. The effective income tax rate increased to 28.2% from 22.7% in the three-month comparison and was 24.1% for the current nine-month period compared to 20.3% a year earlier.

Income from discontinued operations was $463 thousand or .06 per share and $1.3 million or .17 per share for the three and nine-month periods ended September 30 of the prior year. There were no discontinued operations in the current-year periods presented since all discontinued operations were disposed of during the fourth quarter of 2006.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Market tier under the symbol:  FFKT.

        Farmers Capital Bank Corporation   *   Page 2 of 4

Consolidated Financial Highlights1
(In thousands except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Interest income	$28,494	$22,835	$84,407	$65,388
Interest expense	13,872	10,447	40,840	28,442
Net interest income	14,622	12,388	43,567	36,946
Provision for loan losses	595	253	429	172
Net interest income after provision for loan losses	14,027	12,135	43,138	36,774
Noninterest income	6,119	5,015	17,894	15,062
Noninterest expenses	14,356	12,901	43,003	37,842
Income from continuing operations before income tax expense	5,790	4,249	18,029	13,994
Income tax expense from continuing operations	1,633	966	4,350	2,844
Income from continuing operations	4,157	3,283	13,679	11,150
Income from discontinued operations before income tax expense		713		1,878
Income tax expense from discontinued operations		250		585
Income from discontinued operations		463		1,293
Net income	$4,157	$3,746	$13,679	$12,443

Per common share:
Income from continuing operations - basic	$.54	$.45	$1.75	$1.51
Income from discontinued operations – basic		.06		.17
Net income per common share - basic	.54	.51	1.75	1.68

Income from continuing operations – diluted	.54	.45	1.75	1.51
Income from discontinued operations – diluted		.06		.17
Net income per common share - diluted	.54	.51	1.75	1.68

Cash dividend declared	.33	.33	.99	.99

Weighted average shares outstanding - basic	7,672	7,393	7,816	7,385
Weighted average shares outstanding - diluted	7,672	7,412	7,816	7,404

			September 30, 2007	September 30, 2006
Cash and cash equivalents			$154,217	$146,971
Investment securities			312,929	275,973
Loans, net of allowance of $11,461 (2007) and $10,501 (2006)			1,254,228	1,044,930
Assets of discontinued operations				138,922
Other assets			161,088	120,725
Total assets			$1,882,462	$1,727,521

Deposits			$1,486,500	$1,235,829
Federal funds purchased and securities sold under agreements to repurchase			74,425	74,311
Other borrowings			128,264	100,000
Liabilities of discontinued operations				140,245
Other liabilities			24,616	16,716
Total liabilities			1,713,805	1,567,101

Shareholders’ equity			168,657	160,420
Total liabilities and shareholders’ equity			$1,882,462	$1,727,521

End of period book value per share[2]			$22.85	$21.65
End of period share value			28.44	33.87
End of period dividend yield[3]			4.64%	3.90%

        Farmers Capital Bank Corporation   *   Page 3 of 4

Consolidated Financial Highlights-continued[1]

Averages for the nine months ended September 30,	2007	2006
Assets	$1,844,828	$1,543,085
Deposits	1,457,861	1,207,807
Loans, net of unearned interest	1,240,029	1,005,865
Shareholders' equity	178,320	155,202

Return on average assets	.99%	.97%
Return on average equity	10.26%	9.61%

[1]Discontinued operations have been excluded from the prior year amounts.
[2]Represents total equity divided by the number of shares outstanding at the end of the period.
[3]Represents current annualized dividend declared divided by the end of period share value.

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